UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 4, 2008

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OMNI FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Georgia	001-33014	58-1990666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
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Six Concourse Parkway, Suite 2300, Atlanta, Georgia 30328
(Address of principal executive offices)
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(770) 396-0000
(Registrant’s telephone number, including area code)
_______________________________

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Company’s Certifying Accountant.

On August 4, 2008, the Chairman of the Audit Committee of Omni Financial Services, Inc. (the “Company”), the holding company for Omni National Bank (the “Bank”) received from the Company’s  auditor, Crowe Chizek and Company LLC (“Crowe Chizek”) a letter indicating that Crowe Chizek will not stand for reelection as the Company’s auditor with respect to the fiscal year ending December 31, 2008, including the review of quarterly filings relating to such year.

Crowe Chizek audited the Company’s financial statements for the fiscal years ended December 31, 2003 through 2006 and delivered reports dated June 6, 2006 and February 27, 2007 relating to those periods. Neither of the audit reports described above contained an adverse opinion or disclaimer of opinion or was qualified as to uncertainty, audit scope or accounting principles. Crowe Chizek has also been auditing the Company’s financial statements for the fiscal year ended December 31, 2007, although this audit is not complete for the reasons described below. In response to Crowe Chizek’s notification, the audit committee will not consider Crowe Chizek for service in connection with the 2008 audit, but has not made any further determinations as to its current audit relationship.

The Company has determined that a disagreement with Crowe Chizek as to accounting principles exists with respect to the appropriate values applicable to the Bank’s “other real estate owned” (OREO).   The methodology used by management results in values for OREO that differ in a material amount from values Crowe Chizek indicates their current audit evidence suggests.  The result of these differences affects the carrying value of the OREO on the Bank’s balance sheet, the allowance for loan losses and potentially other accounts.

The Bank’s OREO consists primarily of homes acquired upon foreclosure of community redevelopment loans extended to contractors and other borrowers who would acquire, repair and resell properties located in low- to moderate-income metropolitan areas.  Following a significant downturn in the real estate markets primarily serviced by the Bank’s community redevelopment lending division, the Bank foreclosed on a large number of these loans, with the most significant foreclosure activity occurring during the fourth quarter of 2007.

Under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144 Accounting for the Impairment or Disposal of Long-lived Assets, the fair value of an asset is the amount at which that asset can be bought or sold in a current transaction between willing parties, other than in a forced or liquidation sale.  Consistent with its approach in prior years, management’s methodology for calculating this value is to deduct from the current appraised after-repair value of the property (ARV) the cost of rehabilitation and the cost of disposition of the property (including carrying cost).  Management’s position is that either this method of valuation, or alternatively valuation on a discounted cash flow basis based on the Bank’s intent to hold and market the properties over time, is appropriate for the OREO.

We believe that Crowe Chizek’s position is that the audit evidence they have obtained indicates the methodology employed by management during 2007 has resulted in values materially higher than amounts for which the OREO can be sold in a current transaction between willing parties at the balance sheet date.

The Company’s board of directors and audit committee have engaged in extensive discussions with representatives of Crowe Chizek on the foregoing issues, but to date have been unable to reach a consensus.  Pending resolution of this issue, the audit of the Company’s 2007 financial statements remains incomplete.  Should a new auditor be appointed, the Company will authorize Crowe Chizek to respond fully to any inquiries from the new auditor relating to the subject matter of the disagreement described above.

The Company has provided, on the date of its filing with the Securities and Exchange Commission (the “SEC”), a copy of this Current Report on Form 8-K to Crowe Chizek with a request that Crowe Chizek furnish the Company, as promptly as possible, a letter addressed to the SEC stating whether Crowe Chizek agrees with the statements made by the Company in this report and, if not, stating the respects in which it does not agree.  Crowe Chizek’s letter was not available when this report was due to be filed, but will be filed within two business days following its receipt by the Company and in any event within 10 business days following the date of this filing.

Item 8.01	Other Events.

The Company has engaged the investment banking firm of Sandler O’Neill + Partners, L.P. to assist it in its exploration of strategic alternatives.  These alternatives may include, but are not limited to, a capital raise, business combination, divestiture of assets or other transactions.  It is not possible at this point to determine whether the Company  will receive any expressions of interest or, if so, whether any such expressions of interest will be acceptable or result in negotiations.  As a matter of  policy,  management does not intend to comment publicly concerning any proposals that it may receive or any negotiations that it may enter into until it determines  that public disclosure would be appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI FINANCIAL SERVICES, INC

Dated: August 11, 2008	By:	/s/	Thomas Flournoy
	Name:		Thomas Flournoy
	Title:		Executive Vice President and Chief Financial Officer